Exhibit 4.5

LSI CORPORATION

2003 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(SELL TO COVER)

Avago Technologies Limited, a company organized under the laws of Singapore (the “Company”), pursuant to the LSI Corporation 2003 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual (“Participant”) listed in Section A (the “Award Summary”) of the Online Award Acceptance page (the “Award Acceptance Page”) of the Company’s Equity Incentive Award Plan website administered by Morgan Stanley Smith Barney (“Plan Website”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is posted, an award of restricted stock units (“Restricted Share Units” or “RSUs”). Each Restricted Share Unit represents the right to receive one ordinary share, no par value, of the Company (an “Ordinary Share”) upon vesting of the Restricted Share Unit. This award of Restricted Share Units is subject to all of the terms and conditions set forth in this Agreement, the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit A, the Plan and the Plan Website, each of which are incorporated herein by reference.

Withholding Tax: Participant understands that by accepting this award of Restricted Share Units on the Award Acceptance Page, Participant is affirmatively agreeing to the following (a “Sell to Cover”):

Sell to Cover: Upon vesting of RSUs and release of the resulting Ordinary Shares, the Company, on the Participant’s behalf, will instruct Morgan Stanley Smith Barney or such other agent instructed by the Company from time to time (collectively, the “Agent”) to sell that number of such Ordinary Shares determined in accordance with Section 2.6 of this Agreement as may be necessary to satisfy any resulting Tax Obligations on the Company, and the Agent will remit the cash proceeds of such sale to the Company. The Company shall then make a cash payment equal to the required Tax Obligations from the cash proceeds of such sale directly to the appropriate taxing authorities.

BY ACCEPTING THIS AWARD OF RESTRICTED STOCK UNITS, PARTICIPANT

CONSENTS TO THE USE AND SHARING OF PARTICIPANT’S PERSONAL DATA AS SET

FORTH IN THE APPLICABLE PROVISIONS IN EXHIBIT A

ARTICLE I

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan.

1.2 General. Each Restricted Share Unit shall constitute a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Ordinary Share (subject to adjustment as provided in Section 4.3 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Share Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Share Units vest pursuant to Section 2.3. The Restricted Share Units shall not be treated as property or as a trust fund of any kind.

1.3 Incorporation of Terms of Plan. RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF RESTRICTED SHARE UNITS

2.1 Grant of RSUs. In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Award Summary (the “Grant Date”), the Company grants to Participant an award of RSUs as set forth in the Award Summary.

2.2 Company’s Obligation to Pay. Each RSU has a value equal to the Fair Market Value of an Ordinary Share on the date it becomes vested. Unless and until the RSUs will have vested in the manner set forth in Article II hereof, Participant will have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule. Subject to Section 2.4, the RSUs awarded hereby will vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth on the Award Summary (the “Vesting Schedule”), subject to Participant’s continued employment or services through such dates, as a condition to the vesting of the applicable installment of the RSU and the rights and benefits under this Agreement. Unless otherwise determined by the Committee, partial employment or service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 2.4 below or under the Plan.

2.4 Change in Control Treatment. In the event the successor corporation in a Change in Control refuses to assume or substitute for the RSUs in accordance with Section 9.1 of the Plan, the RSUs will vest as of immediately prior to such Change in Control.

2.5 Forfeiture, Termination and Cancellation upon Termination of Service. Upon Participant’s Termination of Service for any or no reason, the then-unvested RSUs subject to this Agreement (after giving effect to any accelerated vesting pursuant to Section 2.4) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

2.6 Payment after Vesting.

(a) As soon as practicable following the vesting of any Restricted Share Units pursuant to Section 2.3, 2.4 or 3.2, the Company shall deliver to the Participant a number of Ordinary Shares (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the number of Restricted Share Units subject to this award that vest on the applicable vesting date, unless such Restricted Share Units terminate prior to the given vesting date pursuant to Section 2.5. Notwithstanding the foregoing, in the event Ordinary Shares cannot be issued because of the failure to meet one or more of the conditions set forth in Section 2.8(a), (b) or (c) hereof, then the Ordinary Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that Ordinary Shares can again be issued in accordance with Sections 2.8(a), (b) and (c) hereof. Notwithstanding any discretion in the Plan, the Award Summary or this Agreement to the contrary, upon vesting of the RSUs, Ordinary Shares will be issued as set forth in this section. In no event will the RSUs be paid to Participant in the form of cash.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment by Participant of any sums required by applicable law to be withheld as a result of the Tax Obligations with respect to the grant of RSUs or the issuance of Ordinary Shares. Such payment shall be made by using a Sell to Cover. By accepting this award of RSUs, Participant has agreed to Sell to Cover to satisfy any Tax Obligations and Participant hereby acknowledges and agrees:

(i) Participant hereby appoints the Agent as the Participant’s agent and directs the Agent to (1) sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the date Ordinary Shares vest, that number (rounded up to the next whole number) of the Ordinary Shares so vesting necessary to generate proceeds to cover (x) any Tax Obligations incurred by the Company with respect to such vesting and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to Participant’s federal tax withholding or remit such remaining funds to the Participant.

(ii) Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Ordinary Shares that must be sold pursuant to subsection (i) above.

(iii) Participant understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Participant’s account. In addition, Participant acknowledges that it may not be possible to sell Ordinary Shares as provided by in subsection (i) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Ordinary Shares may be traded. In the event of the Agent’s inability to sell Ordinary Shares, Participant will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.

(iv) Participant acknowledges that regardless of any other term or condition of this Section 2.6(b), the Agent will not be liable to Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v) Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.6(b). The Agent is a third-party beneficiary of this Section 2.6(b).

(vi) This Section 2.6(b) shall terminate not later than the date on which all Tax Obligations arising in connection with the vesting of the RSUs have been satisfied.

The Company shall not be obligated to deliver any new certificate representing Ordinary Shares to Participant or Participant’s legal representative or enter such Ordinary Share in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax Obligations applicable to the taxable income of Participant resulting from the grant of the RSUs or the issuance of Ordinary Shares.

2.7 Rights as Shareholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a shareholder of the Company, including, without limitation, any dividend rights and voting rights, in respect of the RSUs and any Ordinary Shares underlying the RSUs and deliverable hereunder unless and until such Ordinary Shares shall have been actually issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Ordinary Shares are issued, except as provided in Section 4.3 of the Plan.

2.8 Conditions to Delivery of Ordinary Shares. Subject to Section 13.3 of the Plan, the Ordinary Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Ordinary Shares or issued Ordinary Shares which have then been reacquired by the Company. Such Ordinary Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Ordinary Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such Ordinary Shares to listing on all stock exchanges on which the Ordinary Shares are then listed;

(b) The completion of any registration or other qualification of such Ordinary Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Ordinary Shares, including payment of any applicable Tax Obligation, which may be in one or more of the forms of consideration permitted under Section 2.6 hereof; and

(e) The lapse of such reasonable period of time following the vesting of any Restricted Share Units as the Committee may from time to time establish for reasons of administrative convenience.

ARTICLE III

OTHER PROVISIONS

3.1 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 Adjustments Upon Specified Events. The Committee may accelerate payment and vesting of the Restricted Share Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Shares (as defined in the Plan) contemplated by Section 4.3 of the Plan (including, without limitation, an extraordinary cash dividend on such Shares), the Committee shall make such adjustments the Committee deems appropriate in the number of Restricted Share Units then outstanding and the number and kind of securities that may be issued in respect of the Restricted Share Units. The Participant acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Agreement and Sections 4.3 and 9.1 of the Plan.

3.3 Grant is Not Transferable. During the lifetime of Participant, this grant and the rights and privileges conferred hereby will not be sold, transferred, assigned, pledged or otherwise alienated or hypothecated, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or applicable laws of descent and distribution.

3.4 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6 Titles. Titles provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7 Governing Law; Severability. The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8 Conformity to Securities Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9 Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the RSUs in any material way without the prior written consent of the Participant.

3.10 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, Committees, successors and assigns.

3.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

3.13 Entire Agreement. The Plan, the Award Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. In the event Participant is party to a Management Shareholders Agreement with the Company, the Shares subject to the RSUs shall not be subject to such Management Shareholders Agreement and the provisions of this Agreement shall supersede any competing provisions of any such Management Shareholders Agreement.

3.14 Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Award Summary or this Agreement, if at any time the Committee determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, this Agreement or the Award Summary or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.15 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Ordinary Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.16 Additional Terms for Participants Providing Services Outside the United States. To the extent the Participant provides services to the Company in a country other than the United States, the

RSUs shall be subject to such additional or substitute terms as shall be set forth for such country in Exhibit A attached hereto. If Participant relocates to one of the countries included in Exhibit A during the life of the RSUs, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. In addition, the Company reserves the right to impose other requirements on the RSUs and the Ordinary Shares issued upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

* * * * *

By selecting the box in Section B of the Award Acceptance Page acknowledging that Participant has read all of the documents included in Section B, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, Exhibit A (the special provisions for Participant’s country of residence, if any) and the Plan Website. Participant has reviewed the Agreement, the Plan and the Plan Website in their entirety, including Exhibit A, and fully understands all provisions of this Agreement, the Plan Website and the Plan. Additionally, by selecting the box in Section B of the Award Acceptance Page acknowledging that Participant has read all the documents included in Section B, Participant agrees that Participant has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus and Prospectus Supplement, if applicable, each of which is posted in Section B of the Award Acceptance Page. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Plan Website or the Agreement (including Exhibit A).

EXHIBIT A

TO LSI CORPORATION

2003 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Exhibit A to the LSI Corporation 2013 Equity Incentive Plan (the “Plan”) Restricted Stock Unit Award Agreement (the “Agreement”) includes special terms and conditions applicable to Participants providing services to the Company in the countries below. These terms and conditions are in addition to those set forth in the Agreement and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

Each Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the Participant’s country may apply to the Participant’s individual situation.

AUSTRIA

Exchange Control Information.

If Participant holds Ordinary Shares acquired pursuant to RSUs obtained through the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Ordinary Shares as of the end of any given calendar quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly reporting obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Participant sells Ordinary Shares acquired pursuant to RSUs under the Plan, there may be exchange control obligations if the cash proceeds are held outside Austria. If the transaction volume of all Participant’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of such month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

Consumer Protection Information.

If the provisions of the Austrian Consumer Protection Act are considered to be applicable to the Agreement and the Plan, Participant may be entitled to revoke Participant’s acceptance of the Agreement under the conditions listed below:

(i) If Participant accepts the RSUs outside the business premises of the Company or its relevant Subsidiary, Participant may be entitled to revoke Participant’s acceptance of the Agreement, provided the revocation is made within one week after Participant accepts the Agreement.

(ii) The revocation must be in written form to be valid. It is sufficient if Participant returns the Agreement to the Company or the Company’s representative with language which can be understood as Participant’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Acknowledgment of Nature of Plan and RSUs. In accepting this Agreement, Participant acknowledges that:

(a) for labor law purposes, RSUs and Ordinary Shares issued upon vesting thereof are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer, and the grant of RSUs is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the grant of RSUs and the Ordinary Shares issued upon vesting thereof are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) RSUs and the Ordinary Shares issued upon vesting thereof are not intended to replace any pension rights or compensation;

(d) neither the grant of RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;

(f) in consideration of the grant of RSUs hereunder, no claim or entitlement to compensation or damages arises from termination of RSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(g) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s RSUs.

Consent to Personal Data Processing and Transfer. By acceptance of this award of RSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, 1 Yishun Avenue 7, Singapore 768923; A3PICs Electronics Development GmbH (to be changed to Avago Technologies Fiber Austria GmbH), Webergasse 18/9, A-1200 Vienna, Austria; and Avago Technologies U.S. Inc. and the Company’s other Subsidiaries, c/o 350 W. Trimble Road, San Jose CA 95131, USA (all together, the “Avago Entities”), hold certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, 787 Seventh Avenue, New York, New York 10019, USA and 2775 Sand Hill Road, Ste 120, Menlo Park CA 94025, USA; Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588, USA; Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568, USA; Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA; Computershare Inc. and Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, USA; Tricor WP Corporate Services Pte. Ltd., 80 Robinson Road #02-00, Singapore 068898; and RBG - Revisions- und BetriebsberatungsgesmbH, Steuerberatungsgesellschaft, Operngasse 23/19, A-1040 Vienna, Austria. However, from time to time and without notice, the Avago Entities may retain additional or different third parties for any of the purposes mentioned. Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party with whom Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this award of RSUs. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.

CHINA

Settlement of Restricted Share Units and Sale of Shares. The provisions supplement Section 2.6(b) of the Agreement.

Participant acknowledges and agrees that the Company shall, on behalf of Participant, sell all Ordinary Shares issuable to Participant upon vesting of the RSUs. Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Ordinary Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorize the Company’s designated broker to complete the sale of such Ordinary Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Ordinary Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Ordinary Shares, less any brokerage fees or commissions and subject to any or all Tax Obligations related to Participant’s participation in the Plan and legally applicable to Participant. Participant acknowledges that Participant is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

Exchange Control Requirements.

Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to repatriate the cash proceeds from the sale of the Ordinary Shares issued upon the settlement of the RSUs to China. Participant further understands that, under Applicable Laws, such repatriation of Participant’s cash proceeds may need to be effectuated through a special exchange control account established by the Company or Participant’s employer, and Participant hereby consents and agrees that any proceeds from the sale of any Ordinary Shares Participant acquires may be transferred to such special account prior to being delivered to Participant. Participant also understands that the Company will deliver the proceeds to Participant as soon as possible, but there may be delays in distributing the funds to Participant due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to Participant in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Data Privacy. By acceptance of this RSU, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, China or elsewhere, which Participant separately and expressly consents to, accepting that outside China, data protection laws may not be as protective as within. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this RSU. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

FRANCE

Sub-Plan.

The award of RSUs shall be deemed granted under and subject to the terms of the LSI Corporation 2003 Equity Incentive Plan French Sub-Plan (the “French Sub-Plan”).

The following provision replaces Section 2.6(a) of the Agreement in its entirety:

(a)(i)

Ordinary Shares cannot be delivered upon vesting of RSUs prior to the second anniversary of the Date of Grant (“Delivery Date”), subject to the Participant remaining employed with the French Affiliated Company (as defined in the French Sub-Plan) or the Company on the Delivery Date. Ordinary Shares acquired upon vesting of Awards cannot be transferred prior to the second anniversary of the Delivery Date (hereafter the “Holding Period”). In the event that the Participant does not comply with the requirement set forth in this Section 2.6(a)(i) and in Section 2.6(a)(ii), the Participant shall be liable for all consequences to the Company or to the applicable employing French Affiliated Company resulting from such breach and must indemnify the Company and the employing French Affiliated Company in respect of all amounts payable by the Company or such French Affiliated Company in connection with such breach. More generally, the Participant agrees to indemnify and keep indemnified the Company or the Participant’s employer, as the case may be, from and against any liability for and obligation to pay any tax and social charges incurred by the Company or the Participant’s employer, as the case may be.

(ii)	At the expiration of the Holding Period, if the Ordinary Shares are listed on any established stock exchange or a national market system, Ordinary Shares cannot be sold (i) during the ten (10) trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are first released to the public, and (ii) during a period (x) starting from the date on which the Board or any committee thereof become aware of any information which, if released to the public, could significantly affect the Company’s market price and (y) ending at the close of the tenth (10th) trading session following the publication of the information.

Terms and Conditions

Eligible Employee. Pursuant to the French Sub-Plan, RSUs may only be granted to the Participant if the Participant is employed by a French Affiliated Company under the terms of a written or oral employment agreement, and does not own, on the Date of Grant, Ordinary Shares representing more than 10% of the issued equity securities of the Company.

Data Privacy.

By acceptance of this award of RSUs, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, 1 Yishun Avenue 7, Singapore 768923; Avago Technologies France SAS, 8 Avenue Hoche, 75008 Paris, France; and Avago Technologies U.S. Inc. and the Company’s other Subsidiaries, c/o 350 W. Trimble Road, San Jose CA 95131, USA (all together, the “Avago Entities”), hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, 787 Seventh Avenue, New York, New York 10019, USA and 2775 Sand Hill Road, Ste 120, Menlo Park CA 94025, USA; Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588, USA; Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568, USA; Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA; Computershare Inc. and Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, USA; Tricor WP Corporate Services Pte. Ltd., 80 Robinson Road #02-00, Singapore 068898; and People Associates SC and Exerasme SAS, 43 Rue Taitbout, Paris 75009, France. However, from time to time and without notice, the Company may retain additional or different third parties for any of the purposes mentioned. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this award of RSUs. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

French Language Provision. By accepting this award of RSUs, Participant confirms having read and understood the documents relating to the Plan which were provided to Participant in the English language. Participant accepts the terms of those documents accordingly.

French translation: En acceptant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

No Legal claim for RSU Grants: Participant acknowledges and agrees that the RSUs pursuant to the Plan and this Agreement is a voluntary one-time benefit, and that Participant does not have a legal claim for future RSU grants or comparable grants.

Tax Indemnity

The Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Obligation (including but not limited to wage tax, solidarity surcharge, church tax or social security contributions) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the RSUs, (2) the acquisition by the Participant of the Ordinary Shares on settlement of the RSUs, or (3) the disposal of any Ordinary Shares.

Consent to Personal Data Processing and Transfer. By acceptance of this award of RSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, 1 Yishun Avenue 7, Singapore 768923; Avago Technologies GmbH, Herrenberger Strasse 130, 71034 Boeblingen, Germany; Avago Technologies Fiber GmbH, Wernerwerkstrasse 2, 93049 Regensburg, Germany; and Avago Technologies U.S. Inc. and the Company’s other Subsidiaries, c/o 350 W. Trimble Road, San Jose CA 95131, USA (all together, the “Avago Entities”), hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following:

Morgan Stanley Smith Barney LLC, 787 Seventh Avenue, New York, New York 10019, USA and 2775 Sand Hill Road, Ste 120, Menlo Park CA 94025, USA; Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, CA 94588, USA; Taleo Corporation, 4140 Dublin Boulevard, Suite 400, Dublin, CA 94568, USA; Google Inc., 1600 Amphitheatre Parkway, Mountain View, CA 94043, USA; Computershare Inc. and Computershare Trust Company, N.A., 250 Royall, Street Canton, MA 02021, USA; Tricor WP Corporate Services Pte. Ltd., 80 Robinson Road #02-00, Singapore 068898; and ADP Employer Services GmbH, Frankfurter Strasse 227, 63263 Neu Isenberg, Germany. However, from time to time and without notice, the Avago Entities may retain additional or different third parties for any of the purposes mentioned. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this award of RSUs. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

Acknowledgment of Nature of Plan and RSUs. In accepting this Agreement, Participant acknowledges that:

(a) for labor law purposes, RSUs and Ordinary Shares issued upon vesting thereof are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer, and the grant of RSUs is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the grant of RSUs and the Ordinary Shares issued upon vesting thereof are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) RSUs and the Ordinary Shares issued upon vesting thereof are not intended to replace any pension rights or compensation;

(d) neither the grant of RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;

(f) in consideration of the grant of RSUs hereunder, no claim or entitlement to compensation or damages arises from termination of RSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(g) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s RSUs.

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Ordinary Shares acquired under the Plan, the bank will make the report for Participant. In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must report on an annual basis if Participant holds Ordinary Shares that exceed 10% of the total voting capital of the Company.

ITALY

Method of Payment. The following provision supplements Section 2.6 of the Agreement:

Due to local regulatory requirements, Participant understands that Participant will be restricted to the cashless sell-all method of settlement of RSUs. To complete a cashless sell-all settlement, Participant understands that the Plan broker shall be instructed to: (i) sell all of the Ordinary Shares issued upon the vesting of RSUs; (ii) use the proceeds to pay the brokerage fees and any Tax Obligations; and (iii) remit the balance in cash to Participant. Participant will not be permitted to hold Ordinary Shares after settlement of the RSUs. Depending upon the development of laws and Participant’s status as a national of a country other than Italy, the Company reserves the right to modify the methods of settling the RSUs and in its sole discretion, to permit cash settlements, cashless sell-to-cover exercises or any other method of exercise and payment of any Tax Obligations permitted under the Plan.

Authorization to Release and Transfer Necessary Personal Information. Participant understands that the Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Ordinary Shares held and the details of all RSUs or any other entitlement to Ordinary Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant is aware that providing the Company with Participant’s Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. Participant understands that the Data may be transferred to, or among, the Avago Entities, affiliates of the Company, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Ordinary Shares acquired pursuant to the vesting of the RSUs or cash from the sale of such Ordinary Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’

country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. The processing activity, including the transfer of Participant’s personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Participant understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that pursuant to art.7 of D.lgs 196/2003, Participant has the right, including but not limited to, access, delete, update, request the rectification of Participant’s Data and cease the Data processing and to object, in whole or in part, on legitimate grounds, to the processing of Participant’s Data, even though they are relevant to the purpose of collection. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local HR representative.

Plan Document Acknowledgment. In accepting the RSUs, Participant acknowledges that Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. Participant further acknowledges that Participant has read and specifically and expressly approves the following paragraphs of the Agreement: Vesting Schedule, Payment After Vesting, Authorization to Release and Transfer Necessary Personal Information, and Acknowledgment of Nature of Plan and RSUs. Furthermore, Participant, having read and understood the information given on the processing of the Data and being acquainted of the rights set forth in art. 7 of D.lgs. 196/2003, expressly and specifically consents according to art. 23 of D.lgs. 196/2033, the processing of any Participant’s Data as reported in the Plan and the Agreement, including the clause Transfer Necessary Personal Information and further expressly and specifically consents, according to art. 43 and art. 44 of D.lgs. 196/2003 to the transfer of the Data, even sensitive data, in foreign Countries outside the European Union.

Acknowledgment of Nature of Plan and RSUs. In accepting this Agreement, Participant acknowledges that:

(a) for labor law purposes, RSUs and Ordinary Shares issued upon vesting thereof are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer, and the grant of RSUs is outside the scope of Participant’s employment contract, if any;

(b) for labor law purposes, the grant of RSUs and the Ordinary Shares issued upon vesting thereof are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) RSUs and the Ordinary Shares issued upon vesting thereof are not intended to replace any pension rights or compensation;

(d) neither the grant of RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;

(f) in consideration of the grant of RSUs hereunder, no claim or entitlement to compensation or damages arises from termination of RSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(g) in the event of termination of Participant’s employment (for any reason whatsoever), Participant’s rights to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s RSUs.

Exchange Control Information. Participant is required to report in Participant’s annual tax return: (a) any transfers of cash or Ordinary Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Ordinary Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Participant is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Participant’s behalf.

JAPAN

Data Privacy. By acceptance of this Award, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, Avago Technologies Japan, Ltd., Nemicon Corporation, Avago Technologies U.S. Inc. and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold personal information for the purpose of managing and administering the Plan (“Data”), including the following: the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor. From time to time, the Company may change the scope of its affiliates that hold, use or process Participant’s personal information or the scope of Participant’s personal information to be held, used or processed by the Company, its affiliates and the Participant’s employer, by providing, or made easily accessible, information about such change to the Participant. The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, Japan or elsewhere. The third parties currently assisting the Company in the implementation, administration and management of the Plan are the following: Morgan Stanley Smith Barney LLC, Symphony BPO Japan Limited, Symphony HRS Sdn Bhd., Workday, Inc., Taleo Corporation, Google Inc., Computershare Inc., Computershare Trust Company, N.A., and Tricor WP Corporate Services Pte. Ltd. However, from time to time and without notice, the Avago Entities may retain additional or different third parties for any of the purposes mentioned. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant’s ability to participate in the Plan and receive the benefits intended by this award of RSUs.

MALAYSIA

Malaysian Insider Trading Notification. Participant should be aware of the Malaysian insider-trading rules, which may impact Participant’s acquisition or disposal of Ordinary Shares or rights to Ordinary Shares under the Plan. Under the Malaysian insider-trading rules, Participant is prohibited from acquiring or selling Ordinary Shares or rights to Ordinary Shares (e.g., an Award under the Plan) when Participant is in possession of information which is not generally available and which Participant know or should know will have a material effect on the price of Ordinary Shares once such information is generally available.

Director Notification Obligation. If Participant is a director of a Malaysian Subsidiary or Affiliate of the Company, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the relevant Malaysian Subsidiary or Affiliate in writing when Participant receives or disposes of an interest (e.g., an Award under the Plan or Ordinary Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

The following provision is inserted immediately after the first paragraph of the Agreement:

The foregoing grant of the RSUs by the Company to Participant is the consequence of the current employment relationship between Participant and the Company or one of its Subsidiaries.

The following provision supplements and is inserted as an additional sentence to the end Section 3.12 of the Agreement:

PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THE GRANT OF THE RSUS DOES NOT FORM PART OF PARTICIPANT’S ENTITLEMENT TO REMUNERATION OR BENEFITS IN TERMS OF HIS OR HER EMPLOYMENT OR CONSULTANCY WITH THE COMPANY OR PARTICIPANT’S EMPLOYER.

The following paragraphs shall be inserted immediately after the last paragraph of the Agreement:

Acknowledgment of Nature of Plan and RSUs. In accepting this Agreement, Participant acknowledges that:

(a) the award of the RSUs (and the Ordinary Shares issuable under the RSUs) the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation in the Plan at any time without any liability to Participant;

(b) Participant’s participation in the Plan shall not create a right to further employment with Company or its relevant Subsidiaries and shall not interfere with the ability of Company or its relevant Subsidiaries to terminate Participant’s employment relationship at any time;

(c) the award of the RSUs (and the Ordinary Shares issuable under the RSUs) to a Participant hired by a Subsidiary of the Company, does not constitute or imply an employment relationship between Participant and the Company;

(d) for labor law purposes, the RSUs (and the Ordinary Shares issuable under the RSUs) are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s employer (the “Employer”), the Company is solely responsible for the administration of the Plan and Participant’s participation in the Plan and acquisition of Ordinary Shares does not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole employer is the Employer, and the award of the RSUs is outside the scope of Participant’s employment contract, if any;

(e) for labor law purposes, the RSUs (and the Ordinary Shares issuable under the RSUs) are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its parent, or any Subsidiary or Affiliate of the Company;

(f) the RSUs (and the Ordinary Shares issuable under the RSUs) are not intended to replace any pension rights or compensation;

(g) the Company is solely responsible for the administration of the Plan and all decisions with respect to future RSUs or other equity award grants, if any, will be at the sole discretion of the Company;

(h) Participant is voluntarily participating in the Plan;

(i) neither the RSUs nor any provision of the Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(j) the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and the Company or the Employer, other than those provided in the Plan and this Agreement, and do not form part of the employment conditions, even if RSUs have been granted repeatedly in the past;

(k) any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment;

(l) if Participant acquires Ordinary Shares upon vesting of the RSUs, the value of the Ordinary Shares acquired upon vesting may increase or decrease in value and the future value cannot be predicted with certainty;

(m) Participant has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement;

(n) in consideration of the award of the RSUs hereunder, no claim or entitlement to compensation or damages arises from termination of the RSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from a Termination of Service by the Company, the Employer, any Subsidiary or an Affiliate of the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer and their respective affiliates, shareholders, officers, agents or legal representatives from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim;

(o) in the event of a Termination of Service (whether or not in breach of local labor laws), Participant’s rights to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing services the Company or its Subsidiaries and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of Participant’s RSUs; and

(p) the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

By signing this Agreement, Participant further acknowledges that Participant has read and specifically and expressly approves the terms and conditions described in the paragraph immediately above, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any parent, Subsidiary or Affiliate are not responsible for any decrease in the value of the Ordinary Shares underlying the RSUs.

Data Privacy. By acceptance of these RSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s Employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, Asia, Mexico or elsewhere, which Participant separately and expressly consents to, accepting that outside Mexico, data protection laws may not be as protective as within. The Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this RSU. Data will only be held as long as necessary to implement, administer and manage the Participant’s participation in the Plan and any subsequent claims or rights.

Withholding Obligations. The Company or the Employer shall be entitled, if necessary or otherwise approved by the Company or the Employer to comply with any tax law, to withhold from any amounts due and payable by the Company or the Employer to Participant the amount of any withholding or other tax due with respect to any Ordinary Shares issued and released upon the vesting of the RSUs. Regardless of any action the Company or the Employer takes with respect to any or all Tax Obligations, Participant acknowledges that the ultimate liability for all Tax Obligations is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant acknowledges and agrees that if no withholding is made by the Company or the Employer, Participant will comply with his or her Tax Obligations in accordance with the laws of the relevant jurisdiction and will provide evidence of such compliance to the Company or the Employer upon request. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Ordinary Shares upon settlement of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such settlement and the receipt of any dividends on such Ordinary Shares; and (2) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

SINGAPORE

Securities Law Information. The award of the RSUs is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If Participant is a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s relvent Singapore Subsidiary or Affiliate in writing when Participant receives an interest (e.g., an Award or Ordinary Shares) in the Company or any parent, Subsidiary or Affiliate. In addition, Participant must notify the Company’s Singapore Subsidiary or Affiliate when Participant sells Ordinary Shares or shares of any relevant parent, Subsidiary or Affiliate (including when Participant sells Ordinary Shares issued upon vesting and settlement of the RSUs). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any parent, Subsidiary or Affiliate. In addition, a notification of Participant’s interests in the Company or any parent, Subsidiary or Affiliate must be made within two days of becoming a director.

SOUTH KOREA

Exchange Control Information. To remit funds out of Korea to settle the RSUs by a cash-settlement method, Participant must obtain a confirmation of the remittance by a foreign exchange bank in Korea.

This is an automatic procedure, (i.e., the bank does not need to approve the remittance and the process should not take more than a single day). Participant likely will need to present the bank processing the transaction supporting documentation evidencing the nature of the remittance.

If the Participant realizes US $500,000 or more from the sale of Ordinary Shares, Korean exchange control laws require the Participant to repatriate the proceeds to Korea within 18 months of the sale.

TAIWAN

The Participant should be aware that the tax consequences in connection with the grant of the RSUs, the vesting of the RSUs and the disposition of the resulting Ordinary Shares vary from country to country and are subject to change from time to time and understand that Participant may suffer adverse tax consequences as a result of the grant of the RSUs and the Participant’s disposition of the Ordinary Shares. THE EMPLOYEE SHOULD CONSULT A TAX ATTORNEY OR ADVISOR. THE EMPLOYEE REPRESENTS THAT THE EMPLOYEE IS NOT RELYING ON THE COMPANY AND/OR ITS AFFILIATES FOR ANY TAX ADVICE.

The Participant fully understands that the offer of the RSUs has not been and will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and the RSUs may not be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

The Participant acknowledges and agrees that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of the RSUs, the vesting of the RSUs and the disposition of the resulting Ordinary Shares, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. The Participant shall pay his/her own costs and expenses with respect to any event concerning a holder of the RSUs, or Ordinary Shares received upon the vesting thereof, arising as a result of the Plan.

By accepting the grant of the RSUs, the Participant acknowledges and agrees that: (i) the value of the RSUs is outside the scope of the Participant’s employment contract, if any; (ii) the value of the RSUs is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iii) the Company does not guarantee any future value of the underlying Ordinary Shares.

The Participant acknowledges that any agreement in connection with the RSUs is between the Participant and the Company, and that the Participant’s local employer is not a party to such agreements.

Exchange Control Information. Participant that is Taiwan resident (those who are over 20 years of age and holding a Republic of China citizen’s ID Card, Taiwan Resident Certificate or an Alien Resident Certificate that is valid for a period no less than one year) may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, Participant may be required to provide additional supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank. Participant acknowledges that the Participant is advised to consult the Participant’s personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

Data Privacy. By acceptance of this award of RSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, Republic of China or elsewhere, which Participant separately and expressly consents to, accepting that outside Republic of China, data protection laws may not be as protective as within. Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party with whom Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, request a copy of it, require any necessary amendments to it, request deletion, or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this award of RSUs. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.

UNITED KINGDOM

Definitions

The definition of “Termination of Service” in the Plan shall be replaced in its entirety by the following definition:

“Termination of Services” shall mean Participant’s Termination of Employment.

The following definition of “Termination of Employment” shall be added:

“Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

Participants

The Agreement as amended pursuant to this Exhibit A forms the rules of the employee share scheme applicable to the United Kingdom based Participants of the Company and any Subsidiaries. Only employees of the Company or any Subsidiary of the Company are eligible to be granted RSUs or be issued Ordinary Shares under the Agreement. Other service providers (including consultants or Nonemployee Directors) who are not employees are not eligible to receive RSUs under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of service shall be interpreted as references to the Participant’s employment or Termination of Employment.

The following provision replaces Section 3.12 of the Agreement in its entirety:

3.12 Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its Subsidiaries and the grant of an RSU does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any Subsidiary.

Terms and Conditions

Special Tax Consequences. In relation to UK based Participants only:

(a) the Participant agrees to indemnify and keep indemnified the Company, any Subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Obligation (including, without limitation, any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the RSUs, (2) the acquisition by the Participant of the Ordinary Shares on the settlement of the RSUs, or (3) the disposal of any Ordinary Shares.

(b) the RSUs cannot be settled until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Obligation that may arise in connection with the vesting and settlement of the RSUs and/or the acquisition of the Ordinary Shares by the Participant. The Company shall not be required to issue, allot or transfer Ordinary Shares until the Employee has satisfied this obligation.

(c) at the discretion of the Company, the RSUs cannot be settled until the Participant has entered into an election with the Company (or his/her employer) (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the employer for employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the RSUs, or the acquisition of Ordinary Shares on the settlement of the RSUs, is transferred to and met by the Participant.

Tax and National Insurance Contributions Acknowledgment. Participant agrees that if Participant does not pay or Participant’s employer (the “Employer”) or the Company does not withhold from Participant the full amount of all taxes applicable to the taxable income of Participant resulting from the grant of the RSUs, the vesting of the RSUs, or the issuance of Ordinary Shares (the “Tax-Related Items”) that Participant owes due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective 90 days after the Taxable Event. Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Participant by the Employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Ordinary Shares or by demanding cash or a cheque from Participant. Participant also authorizes the Company to delay the issuance of any Ordinary Shares to the Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 2.6 of the Agreement.

References to “withholding tax” or “Tax Obligations” in Sections 2.6(b)(4) and 2.8(d) of the Agreement shall include social security contributions including national insurance contributions.

Data Privacy. By acceptance of this award of RSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, the Participant’s employer and the Company’s other Subsidiaries (all together, the “Avago Entities”) hold certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Ordinary Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Avago Entities will transfer Data to third parties in the course of its or their business, including for the purpose of assisting the Company in the implementation, administration and management of the Plan. The Avago Entities may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere in the world, which Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. Participant hereby authorizes the Avago Entities and all such third parties to receive, possess, use, retain, process and transfer the Data, in electronic or other form, in the course of the Avago Entities’ respective businesses, including for the purposes of implementing, administering and managing participation in the Plan, and including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party with whom Participant may have elected to have payment made pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this award of RSUs. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.

Acknowledgment of Nature of Plan and RSUs. In accepting this Agreement, Participant acknowledges that:

(a) for labor law purposes, RSUs and Ordinary Shares issued upon vesting thereof are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s Employer, and the grant of RSUs is outside the scope of Participant’s employment contract;

(b) for labor law purposes, the grant of RSUs and the Ordinary Shares issued upon vesting thereof are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the employer, its parent, or any Subsidiary or Affiliate of the Company;

(c) RSUs and the Ordinary Shares issued upon vesting thereof are not intended to replace any pension rights or compensation;

(d) neither the grant of RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(e) the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;

(f) in consideration of the grant of RSUs hereunder, no claim or entitlement to compensation or damages arises from termination of RSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Participant’s employment by the Company or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and Participant’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and

(g) in the event of termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s rights to vest in the RSUs under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of Participant’s RSUs.